Exhibit 99.1

SURFACE ONCOLOGY REPORTS FINANCIAL RESULTS AND CORPORATE HIGHLIGHTS FOR FIRST QUARTER 2019

CAMBRIDGE, MA, May 9, 2019: Surface Oncology (NASDAQ:SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today reported financial results and corporate highlights for the first quarter of 2019.

“2019 is an important execution year for Surface and we are off to a fantastic start. During the first quarter, we continued to make strong progress on a number of fronts, including the expansion of both our executive team and scientific advisory board, as well as the advancement of our next wave of product programs, SRF617 and SRF388, towards initial clinical trials,” said Jeff Goater, chief executive officer.

Recent Corporate Highlights:

•

Addition of F. Steven Hodi, M.D., Dana Farber Cancer Institute, to our Scientific Advisory Board. Dr. Hodi is a clinical pioneer in the field of cancer immunotherapy and his groundbreaking work in melanoma with checkpoint inhibitors led to the first wave of cancer immunotherapy drug approvals.

•

Appointment of Wendy Dwyer as chief business officer. Ms. Dwyer brings over 20 years of transactional experience, including prior business development leadership roles at AstraZeneca, Ipsen Biosciences and Endo Pharmaceuticals.

•	The Novartis-sponsored phase 1 trial of NZV930 (CD73) continues to progress, now enrolling patients in seven countries.
•	IND filings for both SRF617 (CD39) and SRF388 (IL-27) remain on track for Q4 of 2019.
•	Surface Oncology scientists co-authored the paper, "IL-27 and TCR Stimulation Promote T Cell Expression of Multiple Inhibitory Receptors," which was published in ImmunoHorizons.

Financial Results:

As of March 31, 2019, cash, cash equivalents and marketable securities were $140.2 million, compared to $158.8 million on December 31, 2018.

Research and development (R&D) expenses were $14.3 million for the first quarter ended March 31, 2019, compared to $11.1 million for the same period in 2018. The increase was primarily driven by expenditures associated with Surface’s advancing product pipeline, including increased R&D personnel costs associated with the growth of the Company. R&D expenses included $0.6 million in stock-based compensation expense for the first quarter of 2019.

General and administrative (G&A) expenses were $5.1 million for the first quarter ended March 31, 2019, compared to $3.4 million for the same period in 2018. The increase in G&A expenses is primarily due to increased personnel costs and professional fees associated with the growth of the company and operating as a public company.  G&A expenses included $0.8 million in stock-based compensation expense for the first quarter of 2019.

For the first quarter ended March 31, 2019, net loss was $4.2 million, or basic and diluted net loss per share attributable to common stockholders of $0.15. Net income was $31.2 million for the same period in 2018 or diluted net income per share attributable to common stockholders of $1.05. Income from the first quarter of 2018 was driven by milestones from our partnership with Novartis.

Financial Outlook:

Based upon its current operating plan, Surface continues to have a projected cash runway through 2021.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment with lead programs targeting CD73, CD39, IL-27 and CD47. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. The company has a pipeline of seven novel immunotherapies and a strategic collaboration with Novartis focused on NZV930 (CD73) and potentially one additional undisclosed program. For more information, please visit www.surfaceoncology.com

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. These forward-looking statements are based on Surface Oncology’s management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Surface Oncology’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to Surface Oncology’s ability to successfully develop SRF388, SRF617 and its other product candidates through current and future milestones or regulatory filings on the anticipated timeline, if at all, the therapeutic potential of Surface Oncology’s product candidates, the risk that results from preclinical studies or early clinical trials may not be representative of larger clinical trials, the risk that Surface Oncology’s product candidates, including SRF388 and SRF617, will not be successfully developed or commercialized and the risks related to Surface Oncology’s dependence on third parties in connection with its manufacturing, clinical trials and preclinical studies. Additional risks and uncertainties that could affect Surface Oncology’s future results are included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2018, which is available on the Security and Exchange Commission’s website at www.sec.gov and Surface Oncology’s website at www.surfaceoncology.com.

Additional information on potential risks will be made available in other filings that Surface Oncology makes from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements contained in this press release are based on assumptions that Surface Oncology believes to be reasonable as of this date. Except as required by law, Surface Oncology assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Contacts:

Seth Lewis

slewis@surfaceoncology.com

617-665-5031

Ten Bridge Communications

Krystle Gibbs

krystle@tenbridgecommunications.com

508-479-6358

Selected Financial Information:

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
Statement of Operations Items	2019	2018
Collaboration revenue – related party	$14,434	$45,495
Operating expenses:
Research and development	14,309	11,090
General and administrative	5,093	3,362
Total operating expenses	19,402	14,452
Income (loss) from operations	(4,968)	31,043
Total other income	769	169
Net income (loss)	(4,199)	31,212
Accretion of redeemable convertible preferred stock to redemption value	-	(11)
Net income attributable to redeemable convertible preferred stockholders	-	(26,866)
Net income (loss) attributable to common stockholders	$(4,199)	$4,335

Net income (loss) per share attributable to common stockholders— basic	$(0.15)	$1.59
Weighted average common shares outstanding— basic	27,825,698	2,727,606
Net income (loss) per share attributable to common stockholders— diluted	$(0.15)	$1.05
Weighted average common shares outstanding— diluted	27,825,698	4,134,644

	March 31,	December 31,
Selected Balance Sheet Items:	2019	2018
Cash, cash equivalents and marketable securities	$140,174	$158,835
Total assets	170,608	174,065
Accounts payable and accrued expenses	9,263	12,215
Deferred revenue – related party	39,518	53,952
Total stockholders’ equity	100,393	102,862